Exhibit 99.1

Polypore Reports Third Quarter 2008 Results

•                  EPS of $0.11 compared to prior-year period loss of $0.36

•                  Adjusted EPS of $0.20 compared to prior-year period Adjusted EPS of $0.13

•                  Announcement of fourth quarter lead-acid battery separator business restructuring

CHARLOTTE, NC – October 29, 2008 – Polypore International, Inc. (NYSE: PPO) today reported its financial results for the third quarter ended September 27, 2008.

•                 Sales were $154.9 million, up 19% from $129.9 million in the third quarter of 2007.

•                 Operating income, which included $6.3 million of incremental strike- and FTC-related costs in the lead-acid battery separator business, was $20.6 million compared with operating income of $22.6 million in the prior-year period.

•                 Income from continuing operations in the quarter was $5.1 million, or $0.11 per diluted share, compared with a net loss from continuing operations in the prior-year period of $14.6 million, or a loss of $0.36 per diluted share.  Adjusted Net Income and Adjusted EPS in the quarter increased to $9.0 million and $0.20 per diluted share, compared to $5.2 million and $0.13 per diluted share in the prior-year period.  A table showing the reconciliation of Adjusted Net Income and Adjusted EPS is included in this release.

Robert B. Toth, President and Chief Executive Officer, noted, “Aside from the challenges in our lead-acid battery separator business which we are addressing head-on, we are pleased with our business performance, particularly in the current economic environment. Additionally, the long-term demand drivers for mobile power and high performance filtration remain favorable.”

For the nine month period ended September 27, 2008:

•                 Sales were $464.9 million, up 19% from $390.0 million in the first nine months of 2007.

•                 Operating income was $82.1 million compared with operating income of $71.7 million in the prior-year period.

•                 Income from continuing operations increased to $26.8 million, or $0.63 per diluted share, compared with a net loss from continuing operations in the prior-year period of $13.6 million, or $0.44 per diluted share.  Adjusted Net Income and Adjusted EPS increased to $31.4 million and $0.74 per diluted share, compared to $6.4 million and $0.21 per diluted share in the prior-year period.

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), as defined in Polypore’s senior secured credit facility, is defined and reconciled to net income as noted in the attached table. Adjusted EBITDA was $42.1 million in the third quarter of 2008 compared with $35.2 million in the third quarter of 2007. Adjusted EBITDA for the twelve months ended September 27, 2008 was $179.3 million, up from $148.2 million in the comparable prior-year period.

Energy Storage

In the quarter, sales for the Energy Storage segment were $115.5 million, an increase of $21.6 million, or 23%, over the prior year (19% net of the effect of the euro to dollar exchange rate). Third quarter highlights include:

•                 25% growth in sales of lead-acid battery separators, driven primarily by the acquisition of Microporous Holding Corporation (“Microporous”), as well as strength in the euro to dollar exchange rate and price adjustments to partially offset ongoing escalation in raw material and energy costs.

•                 18% growth in sales of lithium battery separators associated with continued strong demand for consumer electronic products and expanding applications for lithium batteries.

•                 Segment operating income of $15.0 million and 13% of sales as compared to $19.9 million and 21% of sales for the prior-year period. The third quarter operating margin includes $6.3 million of previously disclosed strike- and FTC-related expenses, and the impact of the Microporous and Yurie-Wide acquisitions. A table showing the reconciliation of segment operating income to consolidated results is included in this release.

In the first nine months of the year, Energy Storage segment sales were $341.4 million, an increase of $62.6 million or 23% over the prior year (17% net of the effect of the euro to dollar exchange rate). Year to date highlights include:

•                 24% growth in sales of lead-acid battery separators.

•                 17% growth in sales of lithium battery separators.

•                 Segment operating income was $62.7 million and 18% of net sales as compared to $59.7 million and 21% of net sales for the same period in the prior year.

Separations Media

In the quarter, sales for the Separations Media segment were $39.4 million, up $3.4 million, or 9%, from the third quarter of 2007.  The prior-year period included $2.8 million in sales of cellulosic hemodialysis membranes, which were discontinued in 2007. Excluding those sales and the effect of the euro to dollar exchange rate, sales increased by 9%. Third quarter highlights include:

•                 7% growth in sales of healthcare products, driven by strong growth in synthetic hemodialysis membranes and strength in the euro to dollar exchange rate, offset by the impact of the 2007 exit of cellulosic hemodialysis membranes.

•                 14% growth in sales of filtration and specialty products, driven by demand for high performance filtration applications and strength in the euro to dollar exchange rate.

•                 Segment operating income of $5.9 million and 15% of sales as compared to $3.1 million and 9% of sales for the prior-year period.  A table showing the reconciliation of segment operating income to consolidated results is included in this release.

In the first nine months of the year, Separations Media segment sales were $123.5 million, an increase of $12.3 million or 11% over the prior year. The prior-year period included $13.0 million in sales of cellulosic hemodialysis membranes, which were discontinued in 2007. Excluding those sales and the effect of the euro to dollar exchange rate, sales increased by 13%. Year to date highlights include:

•                 10% growth in sales of healthcare products.

•                 14% growth in sales of filtration and specialty products.

•                 Segment operating income was $20.2 million and 16% of net sales as compared to $12.7 million and 11% of net sales for the same period in the prior year.

Lead-Acid Battery Separator Business Restructuring

As previously disclosed, a supply contract between Polypore’s Daramic lead-acid battery separator business and Johnson Controls, Inc. (JCI) expires on December 31, 2008. The Company now anticipates that it will not have a material supply position with this customer for automotive lead-acid battery separators in 2009.  Therefore, the Company is implementing a restructuring plan to align lead-acid battery separator production capacity with demand, reduce costs, and position the Company to meet future growth opportunities.

Commenting on the plan, Toth added: “This restructuring plan in our lead-acid battery separator business will help offset the impact of a major supply position change with JCI in 2009. Consistent with our long-term strategy and commitment to customers, we remain focused on maintaining our world class cost competitive position and strategically placing assets in high growth areas such as Asia.”

The plan includes closing the Company’s facility in Potenza, Italy and streamlining production at the Company’s facility in Owensboro, Kentucky.  The current estimated cost of the plan is expected to be in the range of $54.0 to $63.0 million, including estimated cash charges of $24.0 to $30.0 million for site clean-up and remediation and other costs, including severance benefits, and an estimated non-cash impairment charge of $30.0 to 33.0 million primarily for buildings and equipment that will no longer be used in Potenza, Italy.  During the fourth quarter of 2008, the Company expects to begin implementing the restructuring plan and to record the estimated $54.0 to $63.0 million restructuring charge (approximately $52.0 to $61.0 million net of income tax), or an estimated $1.16 to $1.36 per fully diluted share.  Cash payments associated with the plan are expected to be paid over the next five years.  The timing, scope and costs of these restructuring measures (including income tax considerations) are subject to change as the Company implements the plan and continues to evaluate its business needs and costs.

Fiscal 2008 Guidance

On July 30, 2008, the Company issued the following guidance for the year ending January 3, 2009: Sales of $595.0 million to $615.0 million, Adjusted EBITDA of $172.0 million to $179.0 million, and earnings per diluted share in the range of $0.85 to $0.94. These estimates are based on an assumed full-year weighted average fully diluted share count of 42.8 million shares. Additionally, the Company estimates total capital expenditures of approximately $52.0 million in 2008.

Excluding the items shown in the reconciliation of Adjusted Net Income and Adjusted EPS included in this release and the estimated fourth quarter restructuring costs, the Company remains comfortable with the higher end of its published guidance ranges for fiscal 2008 as previously stated.

Conference Call

Polypore International, Inc. will hold a conference call to discuss the Company’s third quarter  financial results and business outlook on Thursday, October 30, 2008 at 9:00 AM Eastern time.  A replay of the conference call will be available through November 13, 2008, via telephone at 719-457-0820. Enter code 5480299. The call will also be webcast live and archived for 30 days in the Investor Relations section of the Company’s web site at http://investor.polypore.net/.

In addition, the Company filed a Current Report on Form 8-K with the Securities and Exchange Commission with Supplemental Financial Information that is located on the Company’s web site.

Investor Contact:  Polypore Investor Relations – 704-587-8886 or investorrelations@polypore.net.

Non-GAAP Supplemental Information

Adjusted EBITDA, Adjusted Net Income and Adjusted EPS (earnings per share) are non-GAAP financial measures presented in this press release as supplemental disclosures to net income and reported results.  Adjusted EBITDA is defined in Polypore’s credit agreement and represents earnings before interest, taxes, depreciation and amortization and certain non-operating items, business restructuring costs, costs incurred in connection with the purchase of our 10.50% senior discount notes and refinancing of our credit facilities and other non-cash or non-recurring charges.  In addition, Adjusted EBITDA includes the pro forma impact of acquisitions as if the acquisitions occurred on the first day of the period presented. Polypore defines Adjusted Net Income as income from continuing operations excluding certain items.  Polypore defines Adjusted EPS as Adjusted Net Income divided by the number of diluted shares of common stock outstanding.  For more information regarding the computation of Adjusted

EBITDA, Adjusted Net Income and Adjusted EPS, the reconciliation of Adjusted EBITDA to net income and Adjusted Net Income to income from continuing operations and the reconciliation of Adjusted EPS to earnings per share, please see the attached financial tables.

Polypore presents these non-GAAP financial measures because it believes that they are a useful indicator of its operating performance.  Adjusted EBITDA is a measure used in our credit agreement to determine the availability of borrowings under our revolving credit facility.  Polypore’s management also uses Adjusted EBITDA to review and assess its operating performance in connection with employee incentive programs and the preparation of its annual budget and financial projections.  Adjusted Net Income and Adjusted EPS exclude amounts that we do not consider part of our ongoing operating results when assessing performance of the Company.  We believe that our non-GAAP financial measures also facilitate the comparison of results for current periods and guidance for future periods with results for past periods.

Adjusted EBITDA, Adjusted Net Income and Adjusted EPS are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to net income, operating income, cash flows from operating activities or other measures of performance determined in accordance with GAAP.  In addition, Polypore’s calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.

Polypore also presents a range for Adjusted EBITDA on a forward-looking basis.  The most directly comparable forward-looking GAAP measure for Adjusted EBITDA is net income. The most directly comparable forward-looking GAAP measure for Adjusted EPS is earnings per share.  Polypore is unable to provide a quantitative reconciliation of these forward-looking non-GAAP measures to the most directly comparable forward-looking GAAP measure because we cannot reliably forecast certain items included in the GAAP measures.  Please note that the unavailable reconciling items could significantly impact the Company’s future financial results.

This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: the highly competitive nature of the markets in which we sell our products; the failure to continue to develop innovative products; the loss of our customers; the vertical integration by our customers of the production of our products into their own manufacturing process; increases in prices for raw materials or the loss of key supplier contracts; our substantial indebtedness; interest rate risk related to our variable rate indebtedness; our inability to generate cash; restrictions related to the senior secured credit facility; employee slowdowns, strikes or similar actions; product liability claims exposure; risks in connection with our operations outside the United States; the incurrence of substantial costs to comply with, or as a result of violations of, or liabilities under, environmental laws; the failure to protect our intellectual property; the failure to replace lost senior management; the incurrence of additional debt, contingent liabilities and expenses in connection with future acquisitions; the adverse impact on our financial condition from past restructuring activities; the failure to effectively integrate newly acquired operations; the absence of expected returns from the amount of intangible assets we have recorded; and natural disasters, epidemics, terrorist acts and other events beyond our control. Additional information concerning these and other important factors can be found in Item 1A. “Risk Factors” of our most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. Polypore expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Polypore’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Polypore International, Inc.

Condensed Consolidated Statements of Operation

(unaudited)

(in millions, except share data)

	Three Months Ended		Nine Months Ended
	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007
Net sales	$154.9	$129.9	$464.9	$390.0
Cost of goods sold	108.1	84.1	303.9	248.2
Business interruption insurance recovery	—	—	(2.4)	—
Gross profit	46.8	45.8	163.4	141.8
Selling, general and administrative expenses	26.2	23.0	81.3	69.7
Business restructuring	—	0.2	—	0.4
Operating income	20.6	22.6	82.1	71.7
Other (income) expense:
Interest expense, net	14.6	16.7	46.6	64.2
Costs related to purchase of 10.50% senior discount notes	—	30.0	—	30.0
Write-off of loan acquisition costs associated with refinancing of senior secured credit facilities	—	7.2	—	7.2
Foreign currency and other	(0.6)	0.4	(1.2)	0.8
	14.0	54.3	45.4	102.2
Income (loss) from continuing operations before income taxes	6.6	(31.7)	36.7	(30.5)
Income taxes	1.5	(17.1)	9.9	(16.9)
Income (loss) from continuing operations	5.1	(14.6)	26.8	(13.6)
Income from discontinued operations, net of income taxes	—	—	2.4	0.1
Net income (loss)	$5.1	$(14.6)	$29.2	$(13.5)

Net income (loss) per share - basic and diluted:
Income (loss) from continuing operations	$0.11	$(0.36)	$0.63	$(0.44)
Income from discontinued operations, net of income taxes	—	—	0.06	—
Net income (loss)	$0.11	$(0.36)	$0.69	$(0.44)

Polypore International, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited, in millions)

	Nine Months Ended
	September 27, 2008	September 29, 2007
Operating activities:
Net income (loss)	$29.2	$(13.5)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	43.6	38.7
Amortization of debt discount	—	13.3
Deferred income taxes	(0.1)	(25.9)
Business restructuring	—	0.4
Costs related to purchase of 10.50% senior discount notes	—	30.0
Write-off of loan acquisition costs associated with refinancing of senior secured credit facilities	—	7.2
Gain on sale of synthetic paper business	(3.8)	—
Other adjustments impacting net cash provided by operating activities	(0.1)	1.6
Changes in operating assets and liabilities	11.3	10.4
Net cash provided by operating activities	80.1	62.2
Investing activities:
Purchases of property, plant and equipment	(40.0)	(16.3)
Acquisition of businesses, net of cash acquired	(86.1)	(5.5)
Proceeds from sale of synthetic paper business	4.0	—
Net cash used in investing activities	(122.1)	(21.8)
Financing activities:
Issuance of common stock , net of fees and expenses	85.0	264.8
Borrowings from revolving credit facility	46.0	—
Payments on revolving credit facility	(46.0)	—
Principal payments on debt	(18.6)	(371.2)
Proceeds from exercise of stock options, net	1.5	—
Proceeds from senior secured credit facility	—	370.0
Purchase of 10.50% senior discount notes	—	(293.6)
Loan acquisition costs	—	(8.7)
Repurchases of common stock, net	—	(0.3)
Net cash provided by (used) in financing activities	67.9	(39.0)
Effect of exchange rate changes on cash and cash equivalents	(0.7)	4.6
Net increase in cash and cash equivalents	25.2	6.0
Cash and cash equivalents at beginning of period	54.9	54.7
Cash and cash equivalents at end of the period	$80.1	$60.7

Polypore International, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	September 27, 2008	December 29, 2007 (a)
	(unaudited)
Assets:
Cash and equivalents	$80.1	$54.9
Other	205.3	194.4
Current assets	285.4	249.3

Property, plant and equipment, net	462.0	401.3
Goodwill	601.8	568.8
Intangibles and loan acquisition costs, net	191.5	187.9
Other	21.0	21.7

Total assets	$1,561.7	$1,429.0

Liabilities and shareholders’ equity:
Current liabilities	$100.0	$91.0
Debt and capital lease obligations, less current portion	813.0	816.9
Other	205.7	185.8
Shareholders’ equity	443.0	335.3

Total liabilities and shareholders’ equity	$1,561.7	$1,429.0

(a) Derived from audited consolidated financial statements.

Polypore International, Inc.

Supplemental Information

Reconciliation of Adjusted EBITDA

(unaudited, in millions)

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007
Net income (loss)	$5.1	$(14.6)	$43.2	$(16.3)
Add:
Depreciation	9.6	7.6	35.9	34.9
Amortization	4.7	4.5	18.1	17.9
Interest expense, net	14.6	16.7	63.5	87.8
Income taxes	1.5	(17.1)	10.7	(19.5)
EBITDA	35.5	(2.9)	171.4	104.8
Foreign currency (gain) loss	(0.5)	0.4	0.1	2.0
Loss on disposal of property, plant, and equipment	0.4	—	1.0	1.2
Stock compensation	0.3	0.2	1.1	0.8
Business restructuring	—	0.2	(1.2)	0.1
Costs related to purchase of 10.50% senior discount notes	—	30.0	—	30.0
Write-off of loan acquisition costs associated with refinancing of senior secured credit facilities	—	7.2	—	7.2
(Income) loss from discontinued operations, net of income taxes	—	—	(2.4)	0.1
Pro forma adjustment for Microporous and Yuri-Wide acquisitions*	—	—	1.8	—
Strike-related costs	6.0	—	6.0	—
FTC-related costs	0.3	—	0.3	—
Other non-cash or non-recurring charges	0.1	0.1	1.2	2.0
Adjusted EBITDA	$42.1	$35.2	$179.3	$148.2

* The twelve months ended September 27, 2008 include pro forma adjustments for the Microporous and Yuri-Wide acquisitions.

Polypore International, Inc.

Supplemental Information

Reconciliation of Adjusted Net Income and Adjusted EPS

(unaudited)

(in millions, except share data)

	Three Months Ended		Nine Months Ended
	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007
Income (loss) from continuing operations	$5.1	$(14.6)	$26.8	$(13.6)
Add:
Inventory purchase accounting adjustment	—	—	0.7	—
Non-cash tax impact of repatriating funds for acquisition	—	—	0.2	—
Business restructuring	—	0.2	—	0.4
Strike-related costs	6.0	—	6.0	—
FTC-related costs	0.3	—	0.3	—
Costs related to purchase of 10.50% senior discount notes	—	30.0	—	30.0
Write-off of loan acquisition costs associated with refinancing of senior secured credit facilities	—	7.2	—	7.2
Foreign currency losses incurred in connection with debt refinancing	—	0.7	—	0.7
Impact of above items on provision for income taxes	(2.4)	(12.2)	(2.6)	(12.2)
Income tax benefit resulting from German tax reform	—	(6.1)	—	(6.1)
Adjusted net income	$9.0	$5.2	$31.4	$6.4

Income (loss) from continuing operations per share - diluted	$0.11	$(0.36)	$0.63	$(0.44)
Impact of adjustments on income from continuing operations per share - diluted	0.09	0.49	0.11	0.65
Adjusted earnings per share	$0.20	$0.13	$0.74	$0.21

Weighted average diluted shares outstanding - diluted	44,601,946	40,306,928	42,455,095	30,483,644

Polypore International, Inc.

Supplemental Information

Reconciliation of Segment Operating Income to Income (Loss) from Continuing Operations Before Income Taxes

(unaudited, in millions)

	Three Months Ended		Nine Months
	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007
Operating income:
Energy Storage	$15.0	$19.9	$62.7	$59.7
Separations Media	5.9	3.1	20.2	12.7
Corporate	(0.3)	(0.2)	(0.8)	(0.3)
Total segment operating income	20.6	22.8	82.1	72.1
Business restructuring	—	0.2	—	0.4
Total operating income	20.6	22.6	82.1	71.7
Reconciling items:
Interest expense	14.6	16.7	46.6	64.2
Costs related to purchase of 10.50% senior discount notes	—	30.0	—	30.0
Write-off of loan acquisition costs associated with refinancing of senior secured credit facilities	—	7.2	—	7.2
Foreign currency and other	(0.6)	0.4	(1.2)	0.8
Income (loss) from continuing operations before income taxes	$6.6	$(31.7)	$36.7	$(30.5)